EXHIBIT 10.93

AGREEMENT OF PURCHASE AND SALE FOR NESTLE BUILDING

AGREEMENT OF PURCHASE AND SALE
AND JOINT ESCROW INSTRUCTIONS

BY AND BETWEEN

DOUGLAS EMMETT JOINT VENTURE,
A CALIFORNIA GENERAL PARTNERSHIP (“SELLER”)

AND

WELLS OPERATING PARTNERSHIP, L.P.,
A DELAWARE LIMITED PARTNERSHIP (“BUYER”)

i

AGREEMENT OF PURCHASE AND SALE
AND JOINT ESCROW INSTRUCTIONS

To:	Chicago Title Company	Escrow No.: 21045726-X70
700 South Flower Street
Suite 900
Los Angeles, California 90017
Attention: Amy Hiraheta
Telephone: (213) 488-4358
Facsimile: (213) 488-4384

THIS AGREEMENT OF PURCHASE AND SALE AND JOINT ESCROW INSTRUCTIONS (“Agreement”) is made and entered into as of the 27th day of November, 2002 (the “Effective Date”), by and between DOUGLAS EMMETT JOINT VENTURE, a California general partnership (“Seller”), and WELLS OPERATING PARTNERSHIP, L.P., a Delaware limited partnership (“Buyer”).

RECITALS

A. Seller owns certain improved real property located at 800 North Brand Boulevard, in the City of Glendale and County of Los Angeles, California, which is more particularly described on Exhibit “A” attached hereto (said real property, together with all rights, privileges and easements appurtenant thereto, including all water rights, mineral rights, development rights, air rights, reversions, or other appurtenances to said real property, if any, and all right, title and interest of Seller, if any, in and to any land lying in the bed of any street, road, alley or right-of-way, open or closed, adjacent to or abutting said real property, is hereinafter referred to as the “Land”), together with the improvements now or hereafter located thereon (the “Improvements”), which Land and Improvements are hereinafter referred to collectively as the “Real Property”), together with all of Seller’s right, title and interest, if any, in and to (i) all leases of space in the Improvements and all rooftop agreements (“Leases”), provided however, “Leases” shall not include any parking lease for the operation of the parking facility serving the Improvements nor any lease for the management office located in the Improvements, each of which shall be terminated by Seller as of the “Closing Date” (as that term is defined below), (ii) all contracts listed on Exhibit “B” to the “General Assignment” (as that term is defined below) (the “Contracts”), (iii) all tangible personal property owned by Seller and now or hereafter located on the Real Property and used solely in connection with the ownership, operation, management or maintenance of the Real Property, including, without limitation, all machinery, apparatus, equipment, engines, appliances, supplies, office equipment, screens, art, furniture, coverings, blinds, curtains, vehicles, accessories, and the specific items of personal property, if any, more particularly described on Exhibit “B” to the “Bill of Sale” (as that term is defined below) (the “Personal Property”), and (iv) all intangible property rights owned by Seller, if any, to the extent assignable and relating solely to or used solely in connection with the Real Property, including, without limitation, all tradenames, logos, warranties and guaranties in effect and given or made in connection with the construction or repair of the Improvements or the purchase of any Personal Property, and certificates of occupancy (or local equivalents), permits, licenses, approvals and authorizations issued by any federal, state or municipal government, branch, authority, district, agency, court, tribunal, department, officer, official, board, commission or other instrumentality having jurisdiction with respect to the Land or the Improvements or the matter in issue (such intangible property is hereinafter referred to as the “Intangible Property”). The Real Property, together with the Leases, the Contracts, the Personal Property and the Intangible Property, is hereinafter referred to collectively as the “Property”.

B.    Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, the Property.

The terms of this Agreement and Escrow Holder’s instructions are as follows:

1.    Purchase and Sale.    Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller, the Property upon the terms and conditions set forth in this Agreement.

2.    Purchase Price.    The Purchase Price (“Purchase Price”) for the Property shall be One Hundred Fifty-Seven Million and No/100 Dollars ($157,000,000.00). The Purchase Price shall be payable as follows:

(a)    Deposit.    Prior to 5:00 P.M. (California time) on the second (2nd) business day after delivery to Buyer and Escrow Holder of a fully executed copy of this Agreement, Buyer shall deliver or cause to be delivered to Chicago Title Company (“Escrow Holder”), at the address set forth above, cash or other immediately available funds in the amount of Three Million and No/100 Dollars ($3,000,000.00) (the “Deposit”). The Deposit shall be invested in an interest earning account designated by Buyer, subject to Seller’s reasonable approval, established with a national banking association in Los Angeles, California, reasonably approved by Seller and Buyer, and any interest earned thereon shall be a part of the Deposit for all purposes under this Agreement. At the “Close of Escrow” (as hereinafter defined), the Deposit, and any interest accruing thereon, shall be applied and credited toward payment of the Purchase Price.

(b)    Cash Balance.    One (1) business day prior to the “Closing Date” (as that term is defined below), Buyer shall deposit into Escrow cash or other immediately available funds in the amount of the balance of the Purchase Price, less an amount equal to the then outstanding principal balance of the “Existing Loan” if the Closing Date is the “Assumption Closing Date” (as those terms are defined below), plus Buyer’s share of expenses and prorations, provided, however, if the calendar day immediately preceding the Closing Date is not a business day, then Buyer at its option shall deposit the foregoing amount in Escrow on or prior to 9:00 A.M. (California time) on the Closing Date, or if the foregoing amount is deposited in Escrow after 9:00 A.M. (California time) on the Closing Date, then by such time so that the funds due Seller pursuant to this Agreement are received by Seller in sufficient time for reinvestment on the Closing Date and if the Closing occurs with the “Assumption” (as hereinafter defined), “Lender” (as hereinafter defined) receives the amount required for payoff of the “Existing Loan” (as hereinafter defined) by the time provided by Lender for payoff of the Existing Loan, and provided further, if such amount is deposited in Escrow after 9:00 A.M. (California time) on the Closing Date and the funds due Seller pursuant to this Agreement are not received by Seller in sufficient time for reinvestment on the Closing Date and/or if the Closing occurs without the Assumption, Lender does not receive the amount required for payoff of the Existing Loan by the time provided by Lender for payoff of the Existing Loan, then Buyer shall reimburse Seller for loss of interest due to the failure to reinvest Seller’s funds on the Closing Date and/or any interest charged by Lender for failure to receive the payoff amount by the time provided by Lender, as applicable. The provisions of this Paragraph 2(b) shall survive the Close of Escrow.

(c)    Assumption of Existing Loan.    Notwithstanding anything to the contrary contained herein, Buyer shall use diligent and commercially reasonable efforts to assume that certain loan in the principal amount of Ninety Million and No/100 Dollars ($90,000,000.00) encumbering the Property (the “Existing Loan”) with Landesbank Schleswig-Holstein Girozentrale, Kiel, as lender (“Lender”) and to cause such assumption and the Close of Escrow to occur on the “Assumption Closing Date” (as that term is defined below), although Buyer and Seller will endeavor to cause such assumption to occur earlier and in such event Buyer and Seller shall each endeavor to cause the Close of Escrow to occur earlier. Such assumption shall be on terms acceptable to Buyer and Lender, but shall in all events be at no cost to Seller and shall include a release from Lender releasing Seller from all obligations under the Existing Loan (all such documents evidencing such assumption by Buyer, such release of Seller and Lender’s approval thereof are herein referred to as the “Assumption Documents” and the transaction evidenced by the Assumption Documents is herein referred to as the “Assumption”). Without limiting the foregoing, the Assumption shall be on terms acceptable to Buyer in its sole discretion. Any Assumption fee and other costs payable to or otherwise required by Lender in connection with Lender’s approval of, or efforts to obtain Lender’s approval of, the Assumption shall be the sole responsibility of Buyer. Buyer shall promptly submit to Lender any documents reasonably required by Lender in order to secure Lender’s approval of the Assumption as soon as possible. If the Assumption and Close of Escrow is not completed on or before the Assumption Closing Date, then Buyer and Seller shall continue to use diligent and commercially reasonable efforts to cause the Assumption and Close of Escrow to occur on or prior to the “Outside Closing Date” (as that term is defined below). The Assumption Documents approved by Lender, Seller and Buyer shall be delivered into Escrow on or prior to the Closing Date. The Assumption is a condition to the Close of Escrow on the Assumption Closing Date, but the Assumption is not a condition to the Close of Escrow on the Outside Closing Date. If the Assumption Documents have not been submitted into Escrow on or prior to the Outside Closing Date, the Close of Escrow shall occur on the Outside Closing Date on an “all-cash” basis with no Assumption. If the Close of Escrow occurs with the Assumption, all interest accrued under the Existing Loan through midnight of the day immediately preceding the Close of Escrow shall be paid by Seller, with Buyer responsible for all interest under the Existing Loan accruing thereafter, Buyer shall pay any recording charges with respect to the Assumption Documents, and Buyer shall, at the Close of Escrow, receive a credit against the Purchase Price in an amount equal to the then outstanding principal balance of the Existing Loan. Prior to the Close of Escrow, Seller agrees not to modify the terms of the Existing Loan except as may be requested in connection with the Assumption. If the purchase and sale contemplated under this Agreement is consummated without the Assumption, then at the Close of Escrow, Seller shall pay all amounts necessary to convey the Property free and clear of the Existing Loan including, without limitation, the payment of any prepayment penalties or other sums payable under the Existing Loan.

3.    Escrow.    Buyer and Seller shall promptly evidence the opening of Escrow by delivering a fully executed copy of this Agreement to Escrow Holder. The “Close of Escrow” is defined in Paragraph 5(d) below. The Close of Escrow shall occur no later than December 26,

2002 (the “Outside Closing Date”). The “Assumption Closing Date” shall be December 18, 2002, or such later date (but in all events on or prior to the Outside Closing Date) on which the Assumption Documents are delivered into Escrow. All references herein to the “Closing Date” shall mean the Assumption Closing Date or the Outside Closing Date, as applicable. In all events, the Assumption Closing Date shall be a date that is a business day which is followed by a business day; otherwise the Assumption Closing Date shall be the next soonest date that is a business day which is followed by a business day. Buyer and Seller hereby authorize their respective attorneys to execute and deliver to Escrow Holder any additional or supplementary instructions as may be necessary or convenient to implement the terms of this Agreement and close the transactions contemplated hereby, provided such instructions are consistent with and merely supplement this Agreement and shall not in any way modify, amend or supersede this Agreement. Such supplementary instructions, together with the escrow instructions set forth in this Agreement, as they may be amended from time to time by the parties in writing, shall collectively be referred to as the “Escrow Instructions”. The Escrow Instructions may be amended and supplemented by such standard terms and provisions as the Escrow Holder may request the parties hereto to execute; provided such instructions are consistent with and merely supplement this Agreement and shall not in any way modify, amend or supersede this Agreement unless Seller and Buyer shall agree in writing to the contrary; and provided further, that the parties hereto and Escrow Holder acknowledge and agree that in the event of a conflict between any provision of such standard terms and provisions supplied by the Escrow Holder and the Escrow Instructions, the Escrow Instructions shall prevail.

4.    Buyer’s Investigations.

(a)    Access to and Delivery of Materials.    Seller has delivered to Buyer or made available for review at Seller’s offices or at the Real Property all documents (other than “Excluded Documents” (as defined below)) in Seller’s possession regarding the Property (collectively, “Seller’s Documents”). Prior to execution of this Agreement, Seller has delivered to Buyer and Buyer has received copies of certain Seller’s Documents listed on Exhibit “G” attached hereto, which documents include a current preliminary title report (the “Title Report”) issued by Chicago Title Company (“Title Company”), together with copies of all title exception documents listed therein. At all times prior to the Closing Date, Seller agrees to use diligent, commercially reasonable and good faith efforts to respond promptly to all inquiries and requests made by Buyer or its employees, agents, consultants and attorneys for existing documents or information in Seller’s possession regarding the Property. As used herein, “Excluded Documents” shall mean any documents involving either Seller’s financing or refinancing of the Property (other than the Existing Loan), any purchase and sale agreements and correspondence pertaining to Seller’s acquisition of the Property, any documents pertaining to the potential acquisition of the Property by any past or prospective buyers, any third party purchase inquiries and correspondence, appraisals of the Property, attorney-client privileged documents, internal budgets or financial projections, and any other internal documents other than internal documents relating to the physical condition of the Property. Excluded Documents shall not include “Tenant” (as hereinafter defined) correspondence files. All third party reports shall be delivered to Buyer without representation or warranty by or recourse against Seller or any third party preparing such report or any of their respective partners, members, employees, officers, directors, agents, subsidiaries or affiliates, and its or their respective successors and assigns (and Buyer hereby releases the same from and against any obligation or liability in connection therewith). On termination of this Agreement for any reason, Buyer shall promptly return all Seller’s Documents and other information, of whatever nature and in whatever form, with respect to the Property, heretofore or hereafter delivered by Seller, or third party reports obtained by Buyer and/or created in reliance upon such information, in the same condition as received, without any copies of Seller’s Documents being retained by Buyer. All such third party reports shall be delivered to Seller without representation or warranty by or recourse against Buyer or any third party preparing such report or any of their respective partners, members, employees, officers, directors, agents, subsidiaries or affiliates, and its or their respective successors and assigns (and Seller hereby releases the same from and against any obligation or liability in connection therewith). In any such event, and as a covenant which shall survive the termination of this Agreement (as opposed to the consummation of the transactions contemplated by this Agreement), all such information, as well as the terms of this Agreement, shall be treated by Buyer as confidential and none of it shall be disclosed by Buyer to any other party thereafter for any purpose or in any context, except as provided in Paragraph 20 below.

(b)    Due Diligence.    Buyer has, prior to execution of this Agreement, reviewed any and all due diligence activities which Buyer may choose to conduct or commission, including without limitation, a review of: Seller’s Documents, the condition of title to the Real Property as disclosed by the Title Report, the condition of the improvements located on the Real Property and all operating systems relating thereto, the presence of “Hazardous Materials” (as hereinafter defined), if any, the status of the Contracts and the Leases, compliance with “Governmental Regulations” (as hereinafter defined), and any and all other matters of similar or dissimilar nature relating in any way to the Property or Buyer’s purchase of the Property (collectively, the “Due Diligence”).

(c)    Nestlé Estoppel Certificate.    Seller shall use commercially reasonable efforts to have Nestlé USA, Inc. (“Nestlé”) execute an estoppel certificate for the benefit of both Seller and Buyer in the form attached hereto as Exhibit “H” and with such changes made by Nestlé and Buyer as are acceptable to Buyer in Buyer’s sole discretion (the “Nestlé Estoppel Certificate”) on or prior to December 3, 2002 (the “Contingency Date”). Seller makes no representation as to whether the Nestlé Estoppel Certificate will be returned prior to the Contingency Date, and Buyer shall make its own determination as to whether to proceed based on the information contained in the Nestlé Estoppel Certificate, if any, received by the Contingency Date. Notwithstanding anything to the contrary contained herein, Buyer shall not communicate with any Tenants under the Leases without obtaining the prior written consent of Seller, which consent shall not be unreasonably withheld, and without affording Seller a reasonable opportunity to have a representative of Seller participate in any conversations with such Tenants. Seller agrees to reasonably cooperate with Buyer in scheduling meetings with Tenants and inspections of the Property by Buyer and its representatives, agents and consultants.

(d)    Buyer’s Right to Terminate.    If Buyer has not received the Nestlé Estoppel Certificate on or prior to the Contingency Date, Buyer may terminate this Agreement at any time prior to 5:00 P.M. (California time) on the Contingency Date by delivering written notice thereof to Seller and Escrow Holder, whereupon this Agreement shall terminate in accordance with Paragraph 5(c) of this Agreement. In the event Buyer so elects to terminate this Agreement, Escrow Holder shall pay to Seller from the Deposit the sum of Twenty-Five and No/100 Dollars ($25.00) and the balance of the Deposit shall be refunded by Escrow Holder to

Buyer, whereupon, except as expressly provided to the contrary elsewhere in this Agreement, no party hereto shall have any further or other rights or obligations under this Agreement. Seller acknowledges and agrees that the sum of Twenty Five and No/100 Dollars ($25.00) is good and adequate consideration for the termination rights granted to Buyer pursuant to this Paragraph 4(d).

5.    Conditions to the Close of Escrow.

(a)    Conditions Precedent to Buyer’s Obligations.    The Close of Escrow and Buyer’s obligations with respect to the transactions contemplated by this Agreement are subject to the satisfaction or waiver by Buyer, not later than the dates set forth herein below, of the following conditions, which conditions are for the sole benefit of Buyer and may be waived by Buyer, in whole or in part, by written waiver delivered to Seller:

(i)    Representations, Warranties and Covenants of Seller.    Seller shall have duly performed in all material respects all covenants to be performed by Seller hereunder, and Seller’s representations and warranties set forth in this Agreement shall be true and correct as of the Closing Date in all material respects; provided that solely for purposes of this Paragraph 5(a)(i) (i.e., as a condition to the Close of Escrow allowing Buyer to terminate this Agreement pursuant to Paragraph 5(c)), such representations and warranties shall be deemed to be given without modification for a change of fact or circumstance as provided in Paragraph 12 hereof.

(ii)    Delivery of Documents.    Seller shall have delivered all of the duly executed documents required to be delivered by Seller pursuant to Paragraph 6(a) below.

(iii)    Title Insurance.    Prior to execution of this Agreement, the Title Company has issued its written title commitment (the “Title Commitment”) to issue the “Title Policy” (as hereinafter defined), which Title Commitment is in the form attached hereto as Exhibit “N”. The Title Policy shall include all endorsements that the Title Company has agreed to issue as part of the Title Commitment. As of the Close of Escrow, the Title Company shall have issued or shall have irrevocably committed to issue an ALTA extended coverage form of owner’s policy of title insurance showing title to the Real Property vested in Buyer subject to all matters shown in the Title Commitment (or with respect to matters that arise on or after the Effective Date, matters disapproved by Buyer prior to the Closing Date which Seller has elected to cure), with a liability amount equal to the Purchase Price (the “Title Policy”). However, it shall not be a condition to the Close of Escrow if Buyer elects to obtain any endorsements which are not part of the Title Commitment, requests reinsurance or coinsurance, or otherwise elects to obtain any different or additional coverage in excess of that provided by the Title Commitment, and in no event shall the Close of Escrow be conditioned upon or delayed by reason of having to obtain a survey or to fulfill any other necessary requirement of ALTA extended coverage, which survey and other requirements have been fulfilled by Buyer. Notwithstanding the foregoing, Seller shall be obligated at the Close of Escrow to cause the removal of any deeds of trust and/or mortgages (other than the Existing Loan if the Close of Escrow occurs with the Assumption), delinquent taxes, mechanics’ liens or judgment liens created by Seller.

(iv)    Nestlé Financial Condition.    There shall have been no material adverse change in the financial condition of Nestlé from that existing as of the Effective Date.

(b)    Conditions Precedent to Seller’s Obligations.    The Close of Escrow and Seller’s obligations with respect to the transactions contemplated by this Agreement are subject to the timely satisfaction or waiver by Seller of the following conditions, which conditions are for the sole benefit of Seller and may be waived by Seller, in whole or in part, by written waiver delivered to Buyer:

(i)    Representations, Warranties and Covenants of Buyer.    Buyer shall have duly performed in all material respects each and every covenant of Buyer hereunder, and Buyer’s representations and warranties set forth in this Agreement shall be true and correct as of the Closing Date in all material respects.

(ii)    Delivery of Documents and Purchase Price.    Buyer shall have timely delivered the Purchase Price pursuant to the provisions of Paragraph 2 above, and shall have delivered all of the duly executed documents required to be delivered by Buyer pursuant to Paragraph 6(b) below.

(c)    Effect of Termination.    In the event any condition set forth in this Paragraph 5 is not timely satisfied, unless waived by the party for whose benefit the condition exists, Buyer or Seller, as applicable, shall have the right to terminate this Agreement and if this Agreement is so terminated or is terminated by either party pursuant to any other provision of this Agreement giving that party the right to do so, then:

(i)    Termination of Agreement.    This Agreement, the Escrow, and the rights and obligations of Buyer and Seller shall terminate, except as otherwise provided herein;

(ii)    Return of Deposit.    Except as otherwise provided herein, the Deposit, and any interest accruing thereon, shall be promptly returned to Buyer, and any other documents and monies deposited by the parties which are then held by Escrow Holder shall be returned to the party depositing same, provided however, if Buyer has not theretofore delivered to Seller the materials specified in Paragraph 4(a) above, then the Deposit less Fifty Thousand and No/100 Dollars ($50,000) shall be returned to Buyer and the remaining Fifty Thousand and No/100 Dollars ($50,000) shall remain in Escrow until delivery to Seller of the materials specified in Paragraph 4(a) above at which time Seller shall instruct Escrow Holder to immediately return such amount to Buyer; and

(iii)    Cancellation Fees and Expenses.    Any cancellation charges required to be paid to Escrow Holder and the Title Company shall be borne one-half by Seller and one-half by Buyer, and all other charges shall be borne by the party incurring same.

(d)    New York Style Closing.    It is contemplated that the transaction shall be closed by means of a so called New York Style Closing, with the concurrent delivery of the documents of title, the irrevocable commitment to deliver the Title Policy and the payment of the Purchase Price. Notwithstanding the foregoing, there shall be no requirement that Seller and Buyer physically meet for the Close of Escrow, and all documents to be delivered at the Close of

Escrow shall be delivered to the Escrow Holder unless the parties hereto mutually agree otherwise. Seller and Buyer agree to use reasonable efforts to complete all requirements for the Close of Escrow prior to the Closing Date; provided, however, if the calendar day immediately preceding the Closing Date is not a business day, then Buyer at its option shall deposit the balance of the Purchase Price in Escrow on or prior to 9:00 A.M. (California time) on the Closing Date, or if the foregoing amount is deposited in Escrow after 9:00 A.M. (California time) on the Closing Date, then by such time so that the funds due Seller pursuant to this Agreement are received by Seller in sufficient time for reinvestment on the Closing Date and if the Closing occurs with the “Assumption” (as hereinafter defined), “Lender” (as hereinafter defined) receives the amount required for payoff of the “Existing Loan” (as hereinafter defined) by the time provided by Lender for payoff of the Existing Loan, and provided further, if such amount is deposited in Escrow after 9:00 A.M. (California time) on the Closing Date and the funds due Seller pursuant to this Agreement are not received by Seller in sufficient time for reinvestment on the Closing Date and/or if the Closing occurs without the Assumption, Lender does not receive the amount required for payoff of the Existing Loan by the time provided by Lender for payoff of the Existing Loan, then Buyer shall reimburse Seller for loss of interest due to the failure to reinvest Seller’s funds on the Closing Date and/or any interest charged by Lender for failure to receive the payoff amount by the time provided by Lender, as applicable. The provisions of the foregoing sentence shall survive the Close of Escrow. Seller and Buyer also agree that disbursement on the Closing Date of the Purchase Price, as adjusted by the prorations, shall not be conditioned upon the recording of the Deed, but rather upon the satisfaction or waiver of all conditions precedent to the Close of Escrow and the irrevocable agreement by the Title Company to issue the Title Policy with an effective date that is the time and day of recording the Deed. The date upon which such satisfaction or waiver and such irrevocable agreement occurs shall be the “Close of Escrow”. Seller and Buyer shall each provide any undertaking to the Title Company reasonably necessary to accommodate the New York Style Closing. In connection with the Close of Escrow, Seller shall furnish to the Title Company a “gap” indemnity in form reasonably acceptable to the Title Company and Seller, together with such assurances as Title Company may reasonably require in order to satisfy requirements 2 and 4 of the Title Commitment for Title Company’s issuance of the Title Commitment.

6.    Deliveries to Escrow Holder.

(a)    Seller’s Deliveries.    Seller hereby covenants and agrees to deliver or cause to be delivered to Escrow Holder at least one (1) business day prior to the Closing Date the following instruments and documents:

(i)    Deed.    A grant deed (“Deed”), duly executed and acknowledged in recordable form by Seller, conveying Seller’s interest in the Real Property to Buyer. The Deed shall be the form attached hereto as Exhibit “B”.

(ii)    Bill of Sale.    A bill of sale (“Bill of Sale”) duly executed by Seller, conveying to Buyer all of Seller’s right, title and interest in and to the Personal Property. The Bill of Sale shall be in the form of Exhibit “C” attached hereto.

(iii)    Assignment and Assumption of Leases.    Two (2) counterparts of an assignment and assumption (“Assignment of Leases”), duly executed by Seller, assigning to

Buyer all of Seller’s right, title and interest in and to the Leases. The Assignment of Leases shall be in the form of Exhibit “D” attached hereto.

(iv)    General Assignment.    Two (2) counterparts of a general assignment (“General Assignment”), duly executed by Seller, assigning to Buyer all of Seller’s right, title and interest in and to the Contracts and Intangible Property, all to the extent transferable by Seller. The General Assignment shall be in the form of Exhibit “E” attached hereto.

(v)    Non-Foreign Certifications.    A certificate duly executed by Seller in the form of Exhibit “F” attached hereto, and a California Form 597W certificate.

(vi)    Proof of Authority.    Such proof of Seller’s authority and authorization to enter into this Agreement and the transactions contemplated hereby, and such proof of the power and authority of the individual(s) executing and/or delivering any instruments, documents or certificates on behalf of Seller to act for and bind Seller as may be reasonably required by Title Company.

(vii)    Tenant Notices of Sale.    Counterparts of notices to each of the Tenants under the Leases in the form attached as Exhibit “I”, duly executed by Seller (the “Tenant Notices”).

(viii)    Tenant Estoppel Certificates.    The originally executed Nestlé Estoppel Certificate, if any, obtained pursuant to Paragraph 4(c) above, and any other tenant estoppel certificates received by Seller, to the extent the same are in the possession or control of Seller and have not previously been delivered to Buyer.

(ix)    Settlement Statement.    Three (3) counterparts of the “Settlement Statement” (as hereinafter defined) executed by or on behalf of Seller.

(b)    Buyer’s Deliveries.    Buyer hereby covenants and agrees to deliver or cause to be delivered to Escrow Holder at least one (1) business day prior to the Closing Date the following instruments and documents:

(i)    Assignment of Leases.    Two (2) counterparts of the Assignment of Leases, duly executed by Buyer.

(ii)    General Assignment.    Two (2) counterparts of the General Assignment, duly executed by Buyer.

(iii)    Proof of Authority.    Such proof of Buyer’s authority and authorization to enter into this Agreement and the transactions contemplated hereby, and such proof of the power and authority of the individual(s) executing and/or delivering any instruments, documents or certificates on behalf of Buyer to act for and bind Buyer as reasonably may be required by Title Company.

(iv)    Tenant Notices of Sale.    Counterparts of the Tenant Notices, duly executed by Buyer.

(v)    Settlement Statement.    Three (3) counterparts of the Settlement Statement executed by or on behalf of Buyer.

7.    Deliveries Upon Close of Escrow.    Upon the Close of Escrow, the following items shall be delivered:

(a)    Documents.    Seller shall deliver to Buyer outside of Escrow copies (or originals, to the extent available) of all of the following materials to the extent in Seller’s possession:

(i)    Leases.    The Leases, all amendments or modifications thereto, and any guaranties given or made in connection therewith.

(ii)    Records.    Tenant files and other books and records relating to the Property other than the Excluded Documents.

(iii)    Certificates of Occupancy.    Certificates of occupancy for all space within the Improvements.

(iv)    Surveys and Plans.    All surveys, site plans, plans and specifications for the Improvements and other matters relating to the Property as are described in subparagraph (a) of the General Assignment.

(v)    Warranties and Guaranties.    All warranties and guaranties given or made with respect to the Improvements or any of the equipment therein, including, without limitation, all operating manuals, repair records, maintenance reports and similar items.

(b)    Personal Property.    Seller shall deliver to Buyer possession of the Personal Property, including without limitation all keys to the improvements on the Real Property.

(c)    Title Insurance.    The Title Company shall issue or shall irrevocably agree to issue the Title Policy to Buyer.

8.    Costs and Expenses.    Seller shall pay a portion of the title premium for the Title Policy equal to the premium for CLTA coverage in the amount of the Purchase Price. Buyer shall pay any title premiums associated with extended coverage ALTA liability, any title endorsements requested by Buyer, and the cost of a new as-built survey or any update to Seller’s existing as-built survey commissioned by Buyer in connection with obtaining extended title coverage. Buyer shall pay all other due diligence expenses provided, however, that Buyer and Seller shall each pay one-half of Escrow Holder’s charges. Seller shall pay the customary recording charges with respect to the Deed. Seller shall pay the documentary transfer tax. Buyer and Seller shall each bear their own legal and professional fees and expenses and any other costs incurred by such party.

9.    Prorations.

(a)    General.    Subject to the following provisions of this Paragraph 9, rentals, revenues, and other income, if any, from the Property shall be apportioned on the basis of the period for which the same is payable and if, as and when collected, and real property taxes and operating expenses, if any, affecting the Property shall be prorated on an accrual basis, each as of midnight on the day preceding the Close of Escrow. For purposes of calculating prorations, Buyer shall be deemed to be in title to the Property, and therefore entitled to the income and responsible for the expenses, for the entire day upon which the Close of Escrow occurs.

(b)    Rentals.    Buyer shall apply rentals received from Tenants under the Leases after Closing in the following order of priority: first, to payment of rentals due for the month in which the Closing Date occurs, which amount shall be apportioned between Seller and Buyer as of the Closing Date as set forth in Paragraph 9(a); second, to payment of rentals first coming due after the Closing and applicable to the period of time after Closing, which amount shall be retained by Buyer; and third, to payment of rentals which were due and payable as of the Closing but not collected by Seller as of the Closing (“Delinquent Rents”). Buyer shall have no liability to Seller for Delinquent Rents, except that Buyer shall use commercially reasonable efforts to collect Delinquent Rents, without filing suit, terminating a Tenant’s Lease or otherwise putting a Tenant into default as a result of Delinquent Rents. Buyer shall, within ten (10) days after receipt, remit to Seller any sums received by Buyer to which Seller is entitled pursuant to this subparagraph.

(c)    Reimbursable Tenant Expenses.    Reimbursable Tenant Expenses for the calendar years 2001 and 2002 shall be prorated at the Close of Escrow based on the parties’ reasonable estimate thereof. Seller shall complete a reconciliation of Reimbursable Tenant Expenses for the calendar year 2002 within one hundred twenty (120) days following the end of such calendar year in a manner consistent with past practices for reconciliation of Reimbursable Tenant Expenses and Buyer shall have the right to reasonably review and approve such reconciliation. Based upon such reconciliation, Seller shall pay to Buyer or at Buyer’s request, pay directly to the Tenant entitled thereto, any excess Reimbursable Tenant Expenses collected by Seller, or Buyer shall pay to Seller any additional Reimbursable Tenant Expenses owed Seller for Seller’s period of ownership. As used herein, the term “Reimbursable Tenant Expenses” shall mean payments required to be paid by Tenants under Leases for such Tenant’s share of ad valorem taxes, insurance, common area maintenance and/or other operating expenses of the Property and insurance premiums paid by Seller for insurance maintained by Nestlé on behalf of Seller. The provisions of this Paragraph 9(c) shall survive the Close of Escrow.

(d)    Taxes and Assessments.    All non-delinquent real estate taxes, personal property taxes and current installments of assessments affecting the Property which are payable by Seller shall be prorated as of the Close of Escrow based on the actual current tax bill. All delinquent taxes and assessments, if any, affecting the Property which are payable by Seller shall be paid at the Close of Escrow from funds accruing to Seller. Any refunds of real estate taxes and assessments attributable to the period prior to the Close of Escrow shall be paid to Seller upon receipt, whether such receipt occurs before or after the Close of Escrow.

(e)    Operating Expenses.    All utility service charges for electricity, heat and air conditioning service, other utilities, elevator maintenance, common area maintenance, taxes (other than real estate taxes and income taxes) such as rental taxes, and other expenses affecting the Property which are payable by Seller and any other costs incurred in the ordinary course of business or the management and operation of the Property shall be prorated on an accrual basis. Seller shall pay all such expenses that accrue prior to the Close of Escrow and Buyer shall pay all such expenses accruing on the Close of Escrow and thereafter. To the extent possible, Seller and Buyer shall obtain billings and meter readings as of the Close of Escrow to aid in such prorations. If utility bills are not finalized as of the Close of Escrow, Seller and Buyer hereby agree to prorate as of midnight preceding the date of Closing and to pay their respective share of all utility bills received subsequent to Closing (if such bills include a service period prior to the date of Closing), which agreement shall survive the Close of Escrow. Seller shall be entitled to all deposits currently in effect with utility providers to the Real Property.

(f)    Leasing Expenses.    Seller shall be responsible for, and shall indemnify and hold Buyer harmless against, any brokerage commissions, tenant improvement expenses and other leasing costs (collectively, “Lease Inducement Costs”), if any, due and payable in connection with Leases or amendments to Leases which are executed prior to the Effective Date. Buyer shall receive a credit toward the payment of the Purchase Price at the Close of Escrow in an amount equal to the Lease Inducement Costs payable by Seller pursuant to the preceding sentence which have not been paid as of the Close of Escrow. Buyer shall be responsible for, and shall indemnify and hold Seller harmless against, any other Lease Inducement Costs. Seller shall receive a credit at the Closing for any Lease Inducement Costs paid by Seller prior to the Close of Escrow which are the responsibility of Buyer to pay pursuant to the preceding sentence. The provisions of this Paragraph 9(f) shall survive the Close of Escrow.

(g)    Security Deposits.    At the Close of Escrow, Seller shall, at Seller’s option, either deliver to Buyer any security deposits held by Seller pursuant to the Leases or credit to the account of Buyer the amount of such security deposits (to the extent such security deposits have not been applied against delinquent rentals or otherwise as provided in the Leases).

(h)    Method of Proration.    Buyer and Seller shall agree on a schedule of prorations (the “Settlement Statement”) prior to the Closing Date with respect to the Property, which prorations shall be final except as to Reimbursable Tenant Expenses for the calendar year 2002 which shall be estimated at the Close of Escrow and subsequently adjusted as provided in Paragraph 9(c) above and except as to utilities if utility bills are not finalized as of the Close of Escrow as provided in Paragraph 9(e) above. Such prorations shall be paid by Buyer to Seller (if the prorations result in a net credit to the Seller) or by Seller to Buyer (if the prorations result in a net credit to the Buyer) by increasing or reducing the cash to be paid by Buyer at the Close of Escrow. The prorations as agreed upon by Buyer and Seller in the Settlement Statement shall be included in the closing statements prepared by Escrow Holder for Buyer and Seller.

10.    Disbursements and Other Actions by Escrow Holder.    At the Closing Date, Escrow Holder shall promptly undertake all of the following in the manner hereinbelow indicated:

(a)    Funds.    Disburse all funds deposited with Escrow Holder by Buyer in payment of the Purchase Price and Buyer’s additional expenses as follows, but in all events in accordance with the Settlement Statement:

(i)    Deduct all items chargeable to the account of Seller pursuant to Paragraph 8.

(ii)    If, as the result of the prorations and credits pursuant to Paragraph 9, or as a result of expenses to be paid by Seller pursuant to Paragraph 8, amounts are to be charged to account of Seller, deduct the total amount of such charges.

(iii)    Disburse the remaining balance of the funds to Seller promptly upon the Close of Escrow in accordance with Seller’s wire transfer instructions and the Settlement Statement.

(b)    Recording.    Cause the Deed (with documentary transfer tax information to be affixed after recording), and any other documents which the parties hereto may mutually direct to be recorded in the Official Records of Los Angeles County and obtain conformed copies thereof for distribution to Buyer and Seller.

(c)    Title Policy.    Direct the Title Company to issue the Title Policy to Buyer.

(d)    Disbursement of Documents to Buyer.    Disburse to Buyer fully executed originals of the Bill of Sale, the Assignment of Leases, the General Assignment, the Settlement Statement, the Tenant Notices (and Buyer shall promptly deliver the Tenant Notices to the Tenants), and any other documents (or copies thereof) deposited into Escrow by Seller pursuant hereto.

(e)    Disbursement of Documents to Seller.    Disburse to Seller fully executed originals of the Assignment of Leases, the General Assignment and the Settlement Statement.

11.    AS-IS Sale and Purchase; Release.    Buyer acknowledges that the provisions of this Paragraph 11 have been required by Seller as a material inducement to enter into the contemplated transactions, and the intent and effect of such provisions have been explained to Buyer by Buyer’s counsel and have been understood and agreed to by Buyer.

(a)    Buyer’s Acknowledgment.    As a material inducement to Seller to enter into this Agreement and to convey the Property to Buyer, Buyer hereby acknowledges and agrees that except as otherwise expressly set forth in this Agreement:

(i)    AS IS.    Buyer is purchasing the Property in its existing condition, “AS-IS, WHERE-IS, WITH ALL FAULTS”, and has, as of the date hereof, made or have waived all inspections and investigations of the Property and its vicinity which Buyer believes are necessary to protect its own interest in, and its contemplated use of, the Property.

(ii)    No Representations.    Other than the express representations and warranties and covenants of Seller contained in this Agreement, neither Seller, its partners, nor any person or entity acting by or on behalf of Seller, or any officer, director, employee, agent, affiliate, successor or assign of any of the foregoing has made any representation, warranty, inducement, promise, agreement, assurance or statement, oral or written, of any kind to Buyer upon which Buyer is relying, or in connection with which Buyer has made or will make any decisions concerning the Property or its vicinity including, without limitation, its use, condition, value, compliance with Governmental Regulations, status of Contracts and Leases, amounts of money owed to or owed by Seller, disputes with third parties, existence or absence of Hazardous Materials, the status of the construction of tenant improvements, whether completed or in progress, or the permissibility, feasibility, or convertibility of all or any portion of the Property for any particular use or purpose, including without limitation its present or future prospects for sale, lease, development, occupancy or suitability as security for financing. As used herein, the term “Governmental Regulations” means any laws, ordinances, rules, requirements, resolutions, policy statements and regulations (including, without limitation, those relating to land use, subdivision, zoning, Hazardous Materials, occupational health and safety, handicapped access, water, earthquake hazard reduction, and building and fire codes) of any governmental or quasi-governmental body or agency claiming jurisdiction over the Property. As used herein, the term “Hazardous Materials” means any hazardous or toxic substance, material or waste which is now or hereafter the subject of Governmental Regulations, including without limitation any material or substance which is (A) defined as a “hazardous waste,” “extremely hazardous waste” or “restricted hazardous waste” under Section 25115, 25117 or 25122.7, or listed pursuant to Section 25140, or the California Health and Safety Code, Division 20, Chapter 6.5 (Hazardous Waste Control Law), (B) defined as a “hazardous substance” under Section 25316 of the California Health and Safety Code, Division 20, Chapter 6.8 (Carpenter-Presley-Tanner Hazardous Substance Account Act), (C) defined as a “hazardous material,” “hazardous substance,” or “hazardous waste” under Section 25501 of the California Health and Safety Code, Division 20, Chapter 6.7 (Underground Storage of Hazardous Substances), (D) petroleum and other hydrocarbons, (E) asbestos, (F) listed under Article 9 or defined as hazardous or extremely hazardous pursuant to Article 11 of Title 22 of California Administrative Code, Division 4, Chapter 20, (G) designated as a “hazardous substance” pursuant to Section 311 of the Federal Water Pollution Control Act 33 U.S.C. § 1251 et. seq., (33 U.S.C. §1321) or as listed pursuant to § 307 of the Federal Water Pollution Control Act (33 U.S.C. § 1317), (H) defined as a “hazardous waste” pursuant to Section 1004 of the Federal Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq. (42 U.S.C. § 9601), (I) defined as a “hazardous substance” pursuant to Section 101 of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. § 9601 et seq., or (J) associated with the so-called “sick building syndrome.”

(iii)    No Implied Warranties.    EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, SELLER HEREBY DISCLAIMS ALL WARRANTIES IMPLIED BY LAW ARISING OUT OF OR WITH RESPECT TO THE EXECUTION OF THIS AGREEMENT, ANY ASPECT OR ELEMENT OF THE PROPERTY, OR THE PERFORMANCE OF SELLER’S OBLIGATIONS HEREUNDER INCLUDING, WITHOUT LIMITATION, ALL IMPLIED WARRANTIES OF MERCHANTABILITY AND/OR FITNESS FOR A PARTICULAR PURPOSE.

(iv)    Information Supplied by Seller.    Buyer specifically acknowledges and agrees that, except as expressly provided to the contrary in this Agreement, Seller has made, is making, and shall make, no representation or warranty of any nature concerning the accuracy or completeness of Seller’s Documents, or the authenticity, source, accuracy or completeness of any information contained in such Seller’s Documents or any other documents previously or hereafter furnished by or on behalf of Seller to Buyer, including without limitation the Contracts, the Leases, and various studies, inspections, reports and exhibits and correspondence relating thereto. Buyer further acknowledges that Seller has not reviewed and is under no obligation to review any files in Seller’s possession or which may be available to Seller. As to certain of the materials made available to Buyer in Seller’s Documents, Buyer specifically acknowledges that they have been prepared by third parties with whom Buyer has no privity and Buyer acknowledges and agrees that no warranty or representation, express or implied, has been made, nor shall any be deemed to have been made, to Buyer with respect thereto, either by Seller or by any third parties that prepared the same. Buyer waives any claim of any nature against anyone should any information, conclusion, projection, or other statement of any nature contained in any of such materials prove not to be true or accurate for any reason.

(v)    Negotiated Purchase Price.    Buyer represents and warrants to Seller that Buyer is specifically familiar with the Property and that Buyer has inspected and examined, or will inspect and examine, all aspects of the Property and its current condition that Buyer believes to be relevant to its decision to purchase the Property. Buyer further acknowledges and agrees that the Purchase Price negotiated by Seller and Buyer reflects the known and unknown risks and liabilities assumed by Buyer under the Agreement, Seller’s unwillingness to conduct any investigation or due diligence with respect to the Property on behalf of Buyer, and Seller’s desire to receive an absolutely net, fixed amount as consideration for the sale of the Property regardless of any facts known or discovered before or following the Close of Escrow which might result in a diminution in value of the Property.

(vi)    Buyer’s Investigation of Property.    Buyer has investigated all physical and economic aspects of the Property and made all inspections and investigations of the Property which Buyer deems necessary or desirable to protect its interests in acquiring the Property, including, without limitation, review of the Leases (and the rights of the Tenants thereunder), building permits, certificates of occupancy, environmental audits and assessments, toxic reports, surveys, investigation of land use and development rights, development restrictions and conditions that are or may be imposed by governmental agencies, agreements with associations affecting or concerning the Property, the condition of title, soils and geological reports, engineering and structural tests, insurance contracts, contracts for work in progress, marketing studies, cost-to-complete studies, governmental agreements and approvals, architectural plans and site plans. All matters concerning the Property have been independently verified by Buyer, and Buyer shall purchase the Property on Buyer’s own knowledge of the Property and Buyer’s prior investigation and examination of the Property (or Buyer’s election not to do so). Notwithstanding anything to the contrary herein, Buyer and Seller acknowledge that any written disclosures made by Seller to Buyer prior to the Closing shall constitute notice to Buyer of the matter disclosed, and Seller shall have no further liability thereafter if Buyer thereafter consummates the transaction contemplated hereby. Buyer agrees that it shall make an independent investigation of the matters set forth in any such disclosures as well as all other matters relating to the Property and, except to the extent of Seller’s express representations and warranties contained in this Agreement, Buyer shall not rely on any specific information or any other materials provided by Seller.

(b)    Release.    In consideration of the foregoing and notwithstanding anything to the contrary contained in this Agreement, effective as of the Close of Escrow and except as otherwise expressly provided to the contrary in this Agreement, Buyer hereby releases Seller, its partners, and their officers, directors, shareholders, agents, affiliates, employees and successors and assigns from and against any and all claims, obligations and liabilities arising out of or in connection with the Property. Buyer agrees that there is a risk that subsequent to the execution of this Agreement, Buyer will suffer losses, damages or injuries which are unknown and unanticipated at the time this Agreement is signed. Except as expressly provided to the contrary in this Agreement, Buyer hereby assumes such risk and agrees that the release contained in this Paragraph 11(b) SHALL APPLY TO ALL UNKNOWN OR UNANTICIPATED CLAIMS, AS WELL AS THOSE KNOWN AND ANTICIPATED, and Buyer’s does hereby waive any and all rights under California Civil Code Sec. 1542, which section has been duly explained and reads as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

Buyer’s Initials
/s/    [ILLEGIBLE]

12.    Seller’s Representations and Warranties.    The following constitute representations and warranties of Seller:

(a)    Power.    Seller has the legal power, right and authority to enter into this Agreement and the instruments referenced herein, and to consummate the transactions contemplated hereby.

(b)    Requisite Action.    All requisite action (corporate, trust, partnership or otherwise) has been taken by Seller in connection with entering into this Agreement and the instruments referenced herein, and the consummation of the transactions contemplated herein.

(c)    Authority.    The individuals executing this Agreement and the instruments referenced herein on behalf of Seller have the legal power, right and actual authority to bind Seller to the terms and conditions hereof and thereof.

(d)    Violation.    The execution and performance of this Agreement and the documents contemplated hereby do not violate and are not restricted by or in conflict with any other agreement, contractual obligation, corporate documents, court or regulatory order or statute, ordinance, rule, regulation or other law to which Seller is a party or by which Seller is bound.

(e)    Tenants.    To Seller’s actual knowledge, the tenants (“Tenants”) under the Leases in effect as of the Effective Date are identified on Exhibit “J” attached hereto.

(f)    Leases.    To Seller’s actual knowledge, the Leases and all modifications and amendments thereto in effect as of the Effective Date are identified on Exhibit “K” attached hereto. To Seller’s actual knowledge, except for Seller’s assignment of the Leases and rents thereunder for the benefit of Lender pursuant to the Existing Loan documents, Seller has not assigned, conveyed, pledged or encumbered any of Seller’s interest in the Leases or right to receive rents payable thereunder to any person or entity. No brokerage commissions with respect to any of the Leases are due and payable to Seller, to any partner or member of Seller, or to any party affiliated with Seller or any partner or member of Seller.

(g)    Litigation.    To Seller’s actual knowledge, except as disclosed on Exhibit “L”, there is no pending or threatened litigation, arbitration, mediation or administrative proceedings against Seller with respect to the Property that arises out of the ownership or operation of the Property and that if determined adversely to Seller or with respect to the Property would materially and adversely affect the use or operation of the Property for its intended purposes or would materially and adversely affect the ability of Seller to perform its obligation under this Agreement.

(h)    Notices.    To Seller’s actual knowledge, except as disclosed on Exhibit “M”, Seller has received no written notice from any governmental entity (i) that the Property, or the operation or use of the same, does not comply with any law, ordinance or regulation (including those pertaining to Hazardous Materials) in any material respect or (ii) of any pending or threatened application for changes in the zoning applicable to the Property or any portion thereof.

(i)    Condemnation.    To Seller’s actual knowledge, Seller has not received any written notice of the institution of any condemnation of the Property or of any pending or threatened condemnation proceedings (or proceedings in the nature or in lieu thereof) affecting the Property or any portion thereof.

(j)    Proceedings Affecting Access.    To Seller’s actual knowledge, Seller has not received written notice of any pending or threatened proceedings which would impair or restrict access between the Property and adjacent public roads.

(k)    Seller’s Knowledge.    Whenever the phrase “to Seller’s actual knowledge” is used in this Paragraph 12, such phrase shall mean and refer to the actual knowledge (as opposed to imputed or constructive knowledge) of Jordan L. Kaplan or William Kamer (each of whom has actual knowledge of the Property) without any duty of due inquiry.

Anything herein to the contrary notwithstanding, if Buyer acquires any actual knowledge (as opposed to imputed or constructive knowledge), whether by notice from Seller to Buyer or otherwise, prior to the Close of Escrow which renders any of the above representations and warranties of Seller inaccurate or incomplete, such representations and warranties shall be deemed modified to reflect the disclosure of such information. The above representations and warranties of Seller shall survive the Close of Escrow for a period of twelve (12) months.

13.    Buyer’s Representations and Warranties.    In addition to any express agreements of Buyer contained herein, the following constitute representations and warranties of Buyer:

(a)    Power.    Buyer has the legal power, right and authority to enter into this Agreement and the instruments referenced herein, and to consummate the transactions contemplated hereby.

(b)    Requisite Action.    All requisite action (corporate, trust, partnership or otherwise) has been taken by Buyer in connection with entering into this Agreement and the instruments referenced herein, and the consummation of the transactions contemplated hereby.

(c)    Authority.    The individuals executing this Agreement and the instruments referenced herein on behalf of Buyer have the legal power, right and actual authority to bind Buyer to the terms and conditions hereof and thereof.

(d)    Violation.    The execution and performance of this Agreement and the documents contemplated hereby do not violate and are not restricted by or in conflict with any other agreement, contractual obligation, corporate documents, court or regulatory order or statute, ordinance, rule, regulation or other law to which Buyer is a party or by which Buyer is bound.

(e)    Principal.    Buyer has executed this Agreement as a principal on its own behalf and not as an agent of undisclosed third parties.

The above representations and warranties of Buyer shall survive the Close of Escrow for a period of twelve (12) months.

14.    Covenants of Buyer and Seller.

(a)    Access by Buyer.    Subject to the rights of Tenants and the requirements of Paragraph 14(b), Buyer and Buyer’s agents and representatives shall have the right to enter upon the Real Property at all reasonable times in order to conduct such inspections, tests or studies as Buyer may deem appropriate, excluding invasive investigations of the Land or Improvements thereon; except that any such entry shall be coordinated with Seller and Seller’s property manager or other agent of Seller in control of the Property, and shall be conducted in such a manner as to cause the least disruption possible in the on-going operation of the Property. Any damage caused to the Property in connection with any inspection, test, or study shall be promptly and fully repaired by Buyer and the Property returned to its prior condition, all at Buyer’s cost. In no event shall Buyer, prior to the Close of Escrow, indicate in any way that Buyer owns or holds any other rights of any nature in the Property or any portion thereof, or that Buyer is in any manner acting on behalf of Seller. Buyer shall keep the Property free and clear of any mechanic’s liens or materialmen’s liens arising out of any of Buyer’s activities or those of its agents and representatives. Not less than one (1) business day prior to any work being conducted on the Real Property by or for the benefit of Buyer, which work could be the basis for the filing of a mechanic’s lien claim against the Real Property if such work were not duly paid for, Buyer shall obtain Seller’s written consent (not to be unreasonably withheld) and shall allow Seller to post such notices of non-responsibility with respect thereto as Seller may deem appropriate. Further, Buyer hereby indemnifies and agrees to hold Seller harmless from and against any and all loss, cost, liability or expense to the extent arising out of the acts or omissions of Buyer or its agents or representatives in connection with such activities, including without limitation all legal expenses incurred by Seller in connection therewith. The indemnity provided herein shall survive the termination of this Agreement and shall not be limited by the insurance required to be maintained under Paragraph 14(b).

(b)    Insurance.    Prior to any activity undertaken on the Real Property by Buyer, Buyer shall furnish Seller with a copy of an insurance policy (which may be a blanket policy), from an insurer acceptable to Seller, and the original of a certificate of insurance showing all premiums due on the policy to have been paid and showing the insurance to be in full force and effect, such policy to name Seller as an additional insured and to provide coverage against any claim for personal liability or property damage caused by Buyer, its agents or representatives, with a combined single limit liability of not less than Two Million and No/100 Dollars ($2,000,000.00) per occurrence, insuring the Real Property against any damage caused by any of them with a limit of liability of not less than Two Million and No/100 Dollars ($2,000,000.00), and not amendable or cancellable on less than thirty (30) days prior written notice.

(c)    Continued Operation.    Following the execution of this Agreement and through the Close of Escrow, Seller covenants to own, operate and maintain its interests in the items comprising the Property in substantially the same manner as presently owned, operated and maintained, and in accordance with commercially reasonable business practices. In addition, Seller agrees not to enter into any new Lease or amend or terminate any existing Lease (except to the extent required to do so under the terms of such existing Lease or in connection with the enforcement of such Lease) without the approval of Buyer, which approval shall not be unreasonably withheld. If Buyer fails to give Seller notice of Buyer’s approval or disapproval of any such proposed action by Seller within three (3) business days after Buyer’s receipt of Seller’s written request for approval, which request shall specify with particularity the proposed action by Seller, then Buyer shall be conclusively deemed to have given its approval to such action. Seller hereby covenants that, from the Effective Date to and including the date of Closing, Seller shall not grant or otherwise create or consent to the creation of any easement, restriction, lien, assessment, or encumbrance respecting the Property which will continue to affect the Property after the Closing.

(d)    Removal of Personal Property.    Seller shall neither transfer nor remove any Personal Property from the Property after the Effective Date except for the purposes of replacement thereof, in which case such replacements shall be promptly installed and shall be comparable in quality to the items being replaced and/or in the ordinary course of business.

(e)    Insurance.    From and after the Effective Date, Seller shall, at its expense, continue to maintain the same property casualty insurance and rent loss insurance covering the Property which is currently being maintained by Seller or shall notify Buyer of any changes thereto.

(f)    Auditor Access.    If required by the rules of the Securities and Exchange Commission, at any time before the Closing or within three (3) years after the Closing, Seller shall provide to Buyer’s designated independent auditor access to Seller’s financial books and records in Seller’s possession concerning the operation the Property (other than Excluded Documents) for the purpose of enabling Buyer to comply with any financial reporting requirements applicable to Buyer under the Securities Act of 1933 and the Securities Exchange Act of 1934. Buyer shall give reasonable prior notice to Seller when Buyer desires to exercise its right to inspect such books and records. Such inspection shall take place at such offices of Seller or Seller’s asset manager or other location as Seller shall designate during normal business hours and on a date reasonably convenient to Seller and Buyer.

15.    Casualty and Condemnation.    In the event that all or any portion of the Property is materially damaged, or in the event that a material portion of the Property is subjected to a threat of condemnation, Buyer shall have the right to terminate this Agreement by giving written notice thereof to Seller and Escrow Holder within five (5) business days after written notice from Seller of such damage or threatened condemnation. For purposes hereof, “material” shall mean an estimated repair, reconstruction or replacement cost in excess of Five Hundred Thousand and No/100 Dollars ($500,000.00). If Buyer elects to terminate this Agreement pursuant to this Paragraph 15, the Deposit, and any interest accruing thereon, shall be refunded to Buyer. In the event the damage or condemnation is not “material”, or if Buyer does not timely elect to terminate this Agreement as aforesaid, this Agreement shall remain in full force and effect and the parties shall proceed to the Close of Escrow without reduction in the Purchase Price, except that Seller shall assign to Buyer any insurance proceeds received or receivable by Seller under the insurance required to be maintained by Seller pursuant to Paragraph 14(e) above as a result of such damage (including any proceeds of any rent loss insurance to the extent relating to the period of time commencing on the Closing Date), together with an amount equal to Seller’s deductible amount, or any award received or receivable by Seller as a result of such threatened condemnation. Seller shall not settle or release any insurance claims for damage to the Property to the extent same will not be repaired as of the Closing Date without obtaining Buyer’s written consent, which consent shall not be unreasonably withheld or delayed. At such time as all or a part of the Property is subjected to a bona fide threat of condemnation and Buyer shall not have elected to terminate this Agreement as hereinabove provided, Buyer shall be permitted to participate in the proceedings as if Buyer were also a party in the action.

16.    Notices.    All notices or other communications required or permitted hereunder shall be in writing, and shall be personally delivered (including by means of professional messenger service or air express utilizing receipts) or sent by telecopy, receipt confirmed, or sent by registered or certified mail, postage prepaid, return receipt requested, and shall be deemed received only upon the date of actual receipt thereof.

To Seller:	Douglas Emmett Joint Venture
c/o Douglas, Emmett and Company
808 Wilshire Boulevard, Suite 200
Santa Monica, California 90401
Attention: Jordan L. Kaplan and William Kamer
Telephone: (310) 255-7712
Facsimile: (310) 255-7702

With a copy to:	Cox, Castle & Nicholson LLP
2049 Century Park East, 28th Floor
Los Angeles, California 90067
Attention: Marlene D. Goodfried
Telephone: (310) 284-2268
Facsimile: (310) 277-7889

To Buyer:	Wells Operating Partnership, L.P.
6200 The Corners Parkway, Suite 250
Atlanta, Georgia 30092
Attention: Raymond L. Owens
Telephone: (770) 243-8589
Facsimile: (770) 243-8510

With a copy to:	Troutman Sanders LLP
600 Peachtree Street, N.E, Suite 5200
Atlanta, Georgia 30308
Attention: John W. Griffin
Telephone: (404) 885-3150
Facsimile: (404) 962-6577

To Escrow Holder:	Chicago Title Company
700 South Flower Street, Suite 900
Los Angeles, California 90017
Attention: Amy Hiraheta
Telephone: (213) 488-4358
Facsimile: (213) 488-4384

Notice of change of address shall be given by written notice in the manner detailed in this Paragraph 16.

17.    Commissions.    If the Close of Escrow occurs, Seller shall pay a broker’s commission directly to Secured Capital Corp. (“Broker”) pursuant to a separate agreement between Seller and Broker. Other than as specified in the preceding sentence, Buyer represents and warrants to Seller, and Seller represents and warrants to Buyer, that no other advisor, broker or finder has been engaged by it, respectively, in connection with any of the transactions contemplated by this Agreement, or to its knowledge is in any way connected with any of such transactions. In the event of any such claims for additional advisor’s, brokers’ or finders’ fees or commissions in connection with the negotiation, execution or consummation of this Agreement, then as a covenant which shall survive the termination of this Agreement or the Close of Escrow, Buyer shall indemnify, save harmless and defend Seller from and against such claims if they shall be based upon any statement or representation or agreement by Buyer, and Seller shall indemnify, save harmless and defend Buyer if such claims shall be based upon any statement, representation or agreement made by Seller. Buyer acknowledges that certain partners and affiliates of partners of Seller are licensed California real estate brokers, but such partners and affiliates of partners are not acting as brokers in the transactions contemplated herein.

18.    Legal and Equitable Enforcement of this Agreement.

(a)    Default by Seller.    IN THE EVENT THE CLOSE OF ESCROW AND THE CONSUMMATION OF THE TRANSACTIONS HEREIN CONTEMPLATED DO NOT OCCUR BY REASON OF ANY DEFAULT BY SELLER, BUYER SHALL BE ENTITLED TO EITHER (1) TERMINATE THIS AGREEMENT AND RECEIVE A REFUND OF THE DEPOSIT, AND ANY INTEREST ACCRUING THEREON, AND SELLER SHALL PAY TO BUYER AN AMOUNT EQUAL TO THE LESSER OF (A) BUYER’S ACTUAL OUT-OF-POCKET EXPENDITURES INCURRED DIRECTLY IN CONNECTION WITH NEGOTIATING THIS AGREEMENT AND/OR CONDUCTING DUE DILIGENCE ACTIVITIES CONTEMPLATED HEREUNDER, OR (B) TWO HUNDRED THOUSAND AND NO/100 DOLLARS ($200,000.00); OR (2) BRING AN ACTION FOR SPECIFIC PERFORMANCE. IF BUYER FAILS TO BRING AN ACTION FOR SPECIFIC PERFORMANCE WITHIN TWENTY (20) DAYS FOLLOWING THE DATE UPON WHICH THE CLOSING WAS TO HAVE OCCURRED, BUYER SHALL BE DEEMED TO HAVE ELECTED TO TERMINATE THIS AGREEMENT AND RECEIVE A REFUND OF THE DEPOSIT. IF, HOWEVER, SPECIFIC PERFORMANCE IS NOT AVAILABLE TO BUYER AS THE RESULT OF THE WILLFUL AND WRONGFUL CONVEYANCE OF THE PROPERTY BY SELLER TO A BONA FIDE PURCHASER WHICH CONVEYANCE OCCURS ON OR BEFORE DECEMBER 31, 2002, BUYER SHALL HAVE THE RIGHT TO SEEK ACTUAL DAMAGES FROM SELLER. IN NO EVENT SHALL SELLER BE LIABLE TO BUYER FOR ANY PUNITIVE, SPECULATIVE OR CONSEQUENTIAL DAMAGES. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT OR IN ANY EXHIBITS ATTACHED HERETO OR IN ANY DOCUMENTS EXECUTED OR TO BE EXECUTED IN CONNECTION HEREWITH (COLLECTIVELY, INCLUDING THIS AGREEMENT, SAID EXHIBITS AND ALL SUCH DOCUMENTS, THE “PURCHASE DOCUMENTS”), IT IS EXPRESSLY UNDERSTOOD AND AGREED BY AND BETWEEN THE PARTIES HERETO THAT: (I) THE RECOURSE OF BUYER OR ITS SUCCESSORS OR ASSIGNS AGAINST SELLER AND ITS PARTNERS WITH RESPECT TO THE ALLEGED BREACH BY OR ON THE PART OF SELLER OF ANY REPRESENTATION, WARRANTY, COVENANT, UNDERTAKING, INDEMNITY OR AGREEMENT CONTAINED IN ANY OF THE PURCHASE DOCUMENTS (COLLECTIVELY, “SELLER’S UNDERTAKINGS”) SHALL (X) BE DEEMED WAIVED UNLESS BUYER HAS DELIVERED TO SELLER WRITTEN NOTICE THAT BUYER IS SEEKING RECOURSE UNDER SELLER’S UNDERTAKINGS (THE “RECOURSE NOTICE”) AFTER THE CLOSING DATE BUT ON OR BEFORE THE DATE THAT IS TWELVE (12) MONTHS FOLLOWING THE CLOSING DATE AND BUYER HAS FILED SUIT WITH RESPECT THERETO ON OR BEFORE SUCH DATE, AND (Y) BE LIMITED TO AN AMOUNT NOT TO EXCEED THE AMOUNT OF ONE MILLION AND NO/100 DOLLARS ($1,000,000.00) IN THE AGGREGATE OF ALL RECOURSE OF BUYER UNDER THE PURCHASE DOCUMENTS, PROVIDED HOWEVER, BUYER SHALL HAVE NO RIGHT TO FILE SUIT FOR RECOURSE UNDER SELLER’S UNDERTAKINGS UNLESS AND UNTIL THE AGGREGATE AMOUNT OF SUCH RECOURSE EXCEEDS, IN THE AGGREGATE, FIFTY THOUSAND AND NO/100 DOLLARS ($50,000.00); PROVIDED FURTHER, THAT IN THE EVENT ANY JUDGMENT AGAINST SELLER FOR RECOURSE UNDER SELLER’S UNDERTAKINGS (EXCLUSIVE OF ANY AWARD FOR PROFESSIONAL FEES AS DESCRIBED IN PARAGRAPH 21(E) BELOW) IS FOR AN

AMOUNT LESS THAN FIFTY THOUSAND AND NO/100 DOLLARS ($50,000.00), THEN SELLER SHALL BE DEEMED TO BE THE PREVAILING PARTY (INCLUDING WITHOUT LIMITATION FOR THE PURPOSES OF PARAGRAPH 21(E) BELOW) AND SELLER SHALL HAVE NO LIABILITY THEREFOR; AND (II) NO PERSONAL LIABILITY OR PERSONAL RESPONSIBILITY OF ANY SORT WITH RESPECT TO ANY OF SELLER’S UNDERTAKINGS OR ANY ALLEGED BREACH THEREOF IS ASSUMED BY, OR SHALL AT ANY TIME BE ASSERTED OR ENFORCEABLE AGAINST, SELLER, SELLER’S PARTNERS, OR AGAINST ANY OF THEIR RESPECTIVE SHAREHOLDERS, DIRECTORS, OFFICERS, EMPLOYEES, AGENTS, CONSTITUENT PARTNERS, MEMBERS, BENEFICIARIES, TRUSTEES OR REPRESENTATIVES EXCEPT AS PROVIDED IN (I) ABOVE WITH RESPECT TO SELLER.

(b)    Default by Buyer.    IN THE EVENT THE CLOSE OF ESCROW DOES NOT OCCUR AS HEREIN PROVIDED BY REASON OF ANY DEFAULT OF BUYER, BUYER AND SELLER AGREE THAT IT WOULD BE IMPRACTICAL AND EXTREMELY DIFFICULT TO ESTIMATE THE DAMAGES WHICH SELLER MAY SUFFER. THEREFORE BUYER AND SELLER DO HEREBY AGREE THAT A REASONABLE ESTIMATE OF THE TOTAL NET DETRIMENT THAT SELLER WOULD SUFFER IN THE EVENT THAT BUYER DEFAULTS AND FAILS TO COMPLETE THE PURCHASE OF THE PROPERTY IS AND SHALL BE, AS SELLER’S SOLE AND EXCLUSIVE REMEDY (WHETHER AT LAW OR IN EQUITY), AN AMOUNT EQUAL TO THE DEPOSIT, AND ANY INTEREST ACCRUING THEREON. SAID AMOUNT SHALL BE THE FULL, AGREED AND LIQUIDATED DAMAGES FOR THE BREACH OF THIS AGREEMENT BY BUYER, ALL OTHER CLAIMS TO DAMAGES OR OTHER REMEDIES BEING HEREIN EXPRESSLY WAIVED BY SELLER. UPON DEFAULT BY BUYER, THIS AGREEMENT SHALL BE TERMINATED AND NEITHER PARTY SHALL HAVE ANY FURTHER RIGHTS OR OBLIGATIONS HEREUNDER, EACH TO THE OTHER EXCEPT FOR THE RIGHT OF SELLER TO COLLECT SUCH LIQUIDATED DAMAGES FROM BUYER AND ESCROW HOLDER.

Buyer’s Initials	Seller’s Initials

/s/ [ILLEGIBLE]	/s/ [ILLEGIBLE]

19.    Assignment.    Prior to the Close of Escrow Buyer shall not assign, transfer or convey its rights and obligations under this Agreement or in the Property without the prior written consent of Seller, and any purported assignment, transfer or conveyance without such consent of Seller shall be null and void. Any permitted assignee shall succeed to all of Buyer’s rights and remedies hereunder. Notwithstanding the foregoing, Buyer shall have the right, upon giving at least three (3) business days prior written notice to Seller, to assign this Agreement to Wells Real Estate Investment Trust, Inc. (“Wells Trust”) or Wells Capital, Inc., or any entity controlled by or under common control with Buyer, Wells Trust or Wells Capital, Inc. without such prior written consent of Seller and such assignee shall be imputed with Buyer’s knowledge and duties under this Agreement and vice versa. Notwithstanding anything to the contrary contained herein, no assignment shall relieve Buyer from its liability under this Agreement. As used in this Paragraph 19(a), the term “control” shall mean the possession of the power to direct or cause the direction of the management and policies of the applicable entity.

20.    Confidentiality.    Prior to the Closing, Buyer agrees that it shall keep confidential the information contained in the materials delivered or provided for inspection by Seller pursuant to the terms of this Agreement or otherwise obtained by Buyer in the conduct of its Due Diligence, that it shall use such information only to evaluate the acquisition of the Property from Seller and not in a manner which has an adverse effect on Seller, and that it shall not disclose such information to any third parties, except that Buyer shall have the right to provide such information (a) to its lenders, consultants, attorneys and prospective investors in connection with Buyer’s acquisition of the Property (provided that Buyer shall instruct the aforesaid parties to maintain the confidentiality of such information), (b) as required by law or by public company disclosure rules and regulations, or (c) in any legal proceeding between Buyer and Seller in connection with this Agreement. If the transaction contemplated by this Agreement is not consummated for any reason, Buyer promptly shall return to Seller, and instruct its representatives, consultants, attorneys, and prospective investors to return to Seller, all copies and originals of information and materials previously provided for inspection by Seller to Buyer. The provisions of this Paragraph 20 shall survive any termination of this Agreement.

21.    Miscellaneous.

(a)    Governing Law.    The parties hereto acknowledge that this Agreement has been negotiated and entered into in California. The parties hereto expressly agree that this Agreement shall be governed by, interpreted under, and construed and enforced in accordance with the laws of the State of California.

(b)    Partial Invalidity.    If any term or provision of this Agreement or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each such term and provision of this Agreement shall be valid and be enforced to the fullest extent permitted by law.

(c)    Waivers.    No waiver of any breach of any covenant or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof, or of any other covenant or provision herein contained. No extension of time for performance of any obligation or act shall be deemed an extension of the time for performance of any other obligation or act.

(d)    Successors and Assigns.    This Agreement shall be binding upon and shall inure to the benefit of the permitted successors and assigns of the parties hereto.

(e)    Professional Fees.    In the event of the bringing of any action or suit by a party hereto against another party hereunder by reason of any breach of any of the covenants, agreements or provisions on the part of the other party arising out of this Agreement, then in that event the prevailing party shall be entitled to have and recover of and from the other party all costs and expenses of the action or suit, including actual attorneys’ fees, accounting and engineering fees, and any other professional fees resulting therefrom.

(f)    Entire Agreement.    This Agreement (including all Exhibits attached hereto) is the final expression of, and contains the entire agreement between, the parties with respect to the subject matter hereof and supersedes all prior understandings with respect thereto. This Agreement may not be modified, changed, supplemented or terminated, nor may any obligations hereunder be waived, except by written instrument signed by the party to be charged or by its agent duly authorized in writing or as otherwise expressly permitted herein. The parties do not intend to confer any benefit hereunder on any person, firm or corporation other than the parties hereto.

(g)    Time of Essence.    Seller and Buyer hereby acknowledge and agree that time is strictly of the essence with respect to each and every term, condition, obligation and provision hereof and that failure to timely perform any of the terms, conditions, obligations or provisions hereof by either party shall constitute a material breach of and a non-curable (but waivable) default under this Agreement by the party so failing to perform.

(h)    Construction.    Headings at the beginning of each paragraph and subparagraph are solely for the convenience of the parties and are not a part of the Agreement. Whenever required by the context of this Agreement, the singular shall include the plural and the masculine shall include the feminine and vice versa. This Agreement shall not be construed as if it had been prepared by one of the parties, but rather as if both parties had prepared the same. Unless otherwise indicated, all references to paragraphs and subparagraphs are to this Agreement. All exhibits referred to in this Agreement are attached and incorporated by this reference. In the event the date on which Buyer or Seller is required to take any action under the terms of this Agreement is not a business day, the action shall be taken on the next succeeding business day. For purposes of this Agreement, the term “business day” shall mean any day other than Saturday, Sunday or any day upon which banks in the State of California are required or permitted to be closed.

(i)    Authority.    The individuals signing below represent and warrant that they have the requisite authority to bind the entities on whose behalf they are signing.

(j)    Severability.    The invalidity or unenforceability of any one or more of the provisions of this Agreement shall not affect the validity or unenforceability of any other provisions of this Agreement.

(k)    Further Assurances.    The parties hereto agree to execute, acknowledge and deliver any and all additional papers, documents and other assurances and shall perform any and all acts and things reasonably necessary in connection with the performance of the obligations hereunder to carry out the interest of the parties hereto.

(l)    Counterparts.    This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement shall be effective and binding on the parties upon delivery by facsimile of counterparts of this Agreement signed by Seller and Buyer. Each signatory shall provide a counterpart copy of this Agreement bearing an original signature within three (3) business days after written request.

(m)    THE SUBMISSION OF THIS AGREEMENT FOR EXAMINATION IS NOT INTENDED TO NOR SHALL CONSTITUTE AN OFFER TO SELL, OR A RESERVATION OF, OR OPTION OR PROPOSAL OF ANY KIND FOR THE PURCHASE OF THE PROPERTY. IN NO EVENT SHALL ANY DRAFT OF THIS AGREEMENT CREATE ANY OBLIGATION OR LIABILITY, IT BEING UNDERSTOOD THAT THIS AGREEMENT SHALL BE EFFECTIVE AND BINDING ONLY WHEN A COUNTERPART HEREOF HAS BEEN EXECUTED AND DELIVERED BY EACH PARTY HERETO TO ESCROW HOLDER.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year hereinabove written.

“Seller”

DOUGLAS EMMETT JOINT VENTURE, a California general partnership

By:	Douglas Emmett Realty Fund, a California limited partnership, its General Partner

By:	Douglas Emmett Realty Advisors, a California corporation, its General Partner

By: /s/ Jordan L. Kaplan
Name: Jordan L. Kaplan
Title: CFO

By:	Douglas Emmett Realty Fund No. 2, a California limited partnership, its general partner

By:	Douglas Emmett Realty Advisors, a California corporation, its General Partner

By: /s/ Jordan L. Kaplan
Name: Jordan L. Kaplan
Title: CFO

“Buyer”

WELLS OPERATING PARTNERSHIP, L.P., a Delaware limited partnership

By:	Wells Real Estate Investment Trust, Inc., a Maryland corporation, general partner

By: /s/ Douglas P. Williams
Name: Douglas P. Williams
Title: Executive Vice President

CONSENT BY ESCROW HOLDER

The undersigned hereby agrees to serve as Escrow Holder under the foregoing and annexed Agreement of Purchase and Sale and to perform all duties and obligations of the Escrow Holder under the provisions of the Agreement of Purchase and Sale, provided however that Escrow Holder shall be provided with mutually executed cancellation instructions from the parties prior to the termination of escrow and the release of any funds and/or documents from escrow.

Date executed by Escrow Holder:	CHICAGO TITLE COMPANY

11/27/02
By: /s/ Amy D. Hiraheta
Name: Amy D. Hiraheta
Its: Sr. Escrow Officer